PRESS RELEASE

Exhibit 99.1

For Immediate Release:Contact:

Mollie Condra, Ph.D.

HealthStream

(615)-301-3237

mollie.condra@healthstream.com

Scott A. Roberts Named Chief Financial Officer at HealthStream

NASHVILLE, Tennessee (Sept. 25, 2019) – HealthStream (Nasdaq: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, announced today that its board of directors has appointed Scott A. Roberts as Chief Financial Officer (CFO) & Senior Vice President, effective immediately. Mr. Roberts had been serving as Interim CFO & Vice President of Accounting and Finance since his appointment to that position in February 2019.

Joining HealthStream 17 years ago as a Certified Public Accountant from Ernst & Young, Mr. Roberts brings substantial financial expertise and experience to the role of CFO. His broad experience in public financial reporting and deep knowledge of financial operations, both in general and Company-specific terms, make him particularly qualified to serve as CFO.

“Scott is an exceptionally talented and competent executive—and I’m confident that he will serve HealthStream and our stakeholders well,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “Having worked with him for many years, I can also attest to the fact that he embodies HealthStream’s value of ‘behaving with integrity’ in everything he does as his leadership continues to provide a great example for others to follow.”

Following his service in multiple positions and accompanying promotions in HealthStream’s Finance and Accounting Department after joining the Company in 2002, Mr. Roberts was promoted to Vice President, Accounting and Finance in 2015. His leadership at HealthStream made him an ideal candidate to assume the role of Interim Chief Financial Officer, a position he has held over the last eight months.

Mr. Roberts added, “I am honored to have the opportunity to serve as HealthStream’s CFO and continue working with the executive team and all of our stakeholders. I look forward to further contributing to the growth of our Company as its top financial leader.”

HealthStream, Inc. • 500 11th Avenue, North, Suite 1000 • Nashville, Tennessee 37203 • 615-301-3100 • www.healthstream.com

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream has additional offices in Jericho, New York; Boulder; Colorado; Denver, Colorado; San Diego, California; and Chicago, Illinois. For more information, visit http://www.healthstream.com or call 800-933-9293.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results.  These forward-looking statements are based on a variety of assumptions that may not be realized, and which are subject to significant risks and uncertainties, including that the acquisition may not be consummated and that the anticipated financial and strategic benefits of the acquisition may not be realized, as well as risks and uncertainties referenced from time to time in the Company’s filings with the Securities and Exchange Commission.

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